Exhibit 99.1
FOR IMMEDIATE RELEASE
For More Information, please contact:
Media Contact:
Jan H. Hollar
(704)768-1161
Jan.Hollar@YadkinValleyBank.com
August 24, 2010
Yadkin Valley Financial Corporation COO Stephen Robinson Announces Retirement
Elkin, N.C. — Bill Long, CEO of Yadkin Valley Financial Corporation (NASDAQ:YAVY) announced today that Executive Vice President and Chief Operating Officer Stephen S. Robinson is retiring at the end of the year.
Robinson has been an executive of Yadkin Valley Bank since 2002. He served in a variety of positions including Mooresville City Executive, Statesville City Executive and Regional President for Piedmont Bank before assuming the Chief Operating Officer position for the parent company, Yadkin Valley Financial Corporation.
“Not only is Steve Robinson a friend but he has been a trusted, loyal executive for Yadkin Valley Bank, and we appreciate his hard work and devotion to the success of our company,” Bill Long, Yadkin Valley President and CEO, said. “Steve Robinson will be missed by many customers and employees as he moves on toward retirement. All of us wish Steve the very best for years to come.”
Regarding his retirement, Robinson said “I have truly enjoyed a 40 year career of serving others and look forward to what the future holds. I will sincerely miss the customers and employees of our bank and wish them the best in the future.”
Robinson will remain with the $2.1 billion asset bank until the end of the year, supporting the transition of leadership. Joseph H. Towell, Executive Vice President and Chief Credit Officer, will assume the additional responsibilities of Chief Operating Officer formerly held by Robinson.
To learn more about Yadkin Valley Bank, please visit YadkinValleyBank.com.

About Yadkin Valley Financial Corporation
Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust, a full-service community bank with 42 branches distributed across a five-bank network in North and South Carolina. Yadkin Valley Bank serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties. Piedmont Bank serves Iredell and Mecklenburg Counties. High Country Bank serves Avery and Watauga Counties. Cardinal State Bank serves Durham, Orange, and Granville Counties. American Community Bank serves Union and Mecklenburg counties in NC and York and Cherokee counties in SC. The Bank also operates a loan production office in Wilmington, NC. Mortgage lending services are provided through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina. Brokerage services are provided by its subsidiary, Main Street Investment Services, headquartered in Statesville, NC. Yadkin Valley Financial Corporation’s website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.